Exhibit 99.2

BIOXCEL HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of April 3, 2023, by and among, BIOXCEL HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (the “Corporation”), DR. KRISHNAN NANDABALAN (and together with the persons identified on Schedule A hereto as an Affiliated Principal Stockholder, collectively, the “Principal Stockholder”), and certain other holders of the Corporation’s Stock (defined below) identified on Schedule A (which Schedule A includes the number of shares of Stock held of record by each Stockholder), each referred to herein as an “Additional Stockholder”). The Principal Stockholder and each Additional Stockholder, are each referred to herein as a “Stockholder,” and collectively, the “Stockholders.”

WITNESSETH:

WHEREAS, the Corporation has issued shares of its Common Stock (defined below) to the Stockholders;

WHEREAS, the Corporation has 34,886 shares of Common Stock outstanding; and

WHEREAS, the Corporation, the Principal Stockholder, and the Additional Stockholders believe that it is in their mutual best interests to provide for the continuity of management and control of the Corporation and to protect against Disposition (defined herein) of Stock to outsiders and other holders of Stock not party to this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.	Definitions

For purposes of this Agreement:

“Board of Directors” shall have the meaning set forth in Section 2.1 hereof.

“Certificate of Incorporation” shall have the meaning set forth in Section 2.5 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of Common Stock, par value $.001per share of the Corporation.

“Director” shall have the meaning set forth in Section 2.1 hereof.

“Dispose of” and “Disposition” with respect to Stock shall mean and include: sale, gift, pledge, assignment, conveyance or any other voluntary or involuntary transfer of Stock or any interest therein, or the placing of any encumbrance thereon, or any agreement to do any of the same, except in connection with the sale of all of the Stock of the Corporation.

“Immediate Family” shall mean any parent, child (adopted or biological), sibling or spouse of a Stockholder, or any custodian or trustee for the account or benefit of such person.

“Majority” means at any time of determination, 50.1% or greater of the outstanding shares of Stock held by the Stockholders.

“Major Matter” means any matter requiring the vote, approval or consent of the stockholders of the Corporation, including any such matter provided for in this Agreement.

“Permitted Transfer” shall have the meaning set forth in Section 4 hereof.

“Permitted Transferee” shall mean a person who receives Stock pursuant to a Permitted Transfer (defined herein).

“Stock” means shares of Common Stock.

“Stockholder”, “Principal Stockholder” and “Additional Stockholder” shall include the record and beneficial holder of Stock and a duly appointed guardian, conservator, executor, administrator, custodian, or other fiduciary or legal representative acting for or in the name of any such Stockholder or such Stockholder’s estate, as the case may be.

2.            Election of Directors; Other

2.1           Board Representation. At, any time at which the holders of Stock will have the right to or will vote for or consent to the election of directors of the Corporation, the Stockholders hereby agree to vote all shares of Stock then owned by them in favor of the election to and maintaining a board of directors (the “Board of Directors”) consisting of three (3) individuals (each a “Director”) designated in the following manner: (a) two (2) Directors designated by the Principal Stockholder, who shall initially be Dr. Nandabalan and Jatin Patel (each a “Principal Stockholder Director”), and (b) one (1) Director designated by the Additional Stockholders, who shall initially be Pardeep Sood (the “Additional Stockholder Director”).

2.2           Appointment of Directors. In the event of the resignation, death, removal (whether with or without cause) or disqualification of (a) any then Principal Stockholder Director, the Principal Stockholder shall promptly nominate a new director, and/or (b) the then Additional Stockholder Director, the Additional Stockholders shall promptly by vote of 50.1% of the outstanding shares of Stock held by the Additional Stockholders nominate a new director (in each of Section 2.2 (a) or (b), as applicable, the “Nominating Stockholder(s)”) and after written notice of any such nomination is given by the Nominating Stockholders to the other Stockholders, each Stockholder shall vote all of its shares of Stock to elect such Nominating Stockholders director nominee to the Board of Directors as a Principal Stockholder Director or the Additional Stockholder Director, as applicable.

2.3           Removal. The Principal Stockholder and the Additional Stockholders may remove their respective designated Directors at any time and from time to time, with or without cause (subject to the By-Laws of the Corporation as in effect from time to time and any requirements of law), in their sole discretion, and after written notice by the applicable Nominating Stockholder(s) to all Stockholders of the new nominee to replace such Director and, with respect to such replacement nominee Director, each Stockholder shall promptly vote all of its shares of Stock to elect such nominee to the Board of Directors. The Stockholders agree that (a) in no event and for no reason, will any Stockholder vote (or provide its consent in any written consent of stockholders of the Corporation) any of their Stock to remove Dr. Nandabalan or his designee as Principal Stockholder Directors on the Board of Directors, and (b) each Stockholder shall vote all of their Stock against any proposed or attempted removal of any Principal Stockholder Directors from the Board of Directors. Similarly, the Stockholders agree that (c) in no event and for no reason will any Stockholder vote (or provide its consent in any written consent of stockholders of the Corporation) any of their Stock to remove the Additional Stockholder Director, and (d) each Stockholder shall vote all of its Stock against any proposed or attempted removal of the Additional Stockholder Director from the Board of Directors. The foregoing limitations regarding removal may be waived by the unanimous consent of the Principal Stockholder and the Additional Stockholders.

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2.4           Additional Representations and Covenants.

(a)           No Revocation. The voting agreements contained in this Section 2 are coupled with an interest and may not be revoked during the term of this Agreement.

(b)           Change in Number of Directors. Each Stockholder hereby agrees that, unless otherwise agreed to by the Stockholders in accordance with this Agreement, it will with respect to all shares of Common Stock held by it, (i) vote against (A) any amendment or change to the Corporation’s Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and/or the Corporation’s By-Laws (as amended from time to time (the “By-Law”), providing for (1) the election of more or less than three (3) Directors, (2) that would require any action of the Board of Directors be approved by less than a unanimous vote or unanimous written consent of all Directors, and/or (3) inconsistent with the provisions of this Agreement, and (ii) vote for (A) any amendment or change to the Certificate of Incorporation or By-Laws consistent with the provisions of this Agreement, and/or (B) any other action (1) consistent with the provisions of this Agreement, and/or (2) any provision to protect and/or enforce the rights of the Stockholders hereunder.

2.5           Certain Other Matters. Each Stockholder agrees that (i) simultaneously with its execution of this Agreement, such Stockholder will vote (or provide its written consent pursuant to a written consent of holders of Common Stock of the Corporation) in favor of the Amendment No. 1 to the By-Laws of the Corporation attached hereto as Exhibit 1 (the “Amendment”) and the Written Consent of Stockholders of the Corporation attached hereto as Exhibit 2, which, among other things, consents to, approves and adopts on behalf of the Corporation, the Amendment, and (ii) shall, with respect to a Major Matter, vote (or provide its written consent pursuant to a written consent of holders of Common Stock of the Corporation) in the same manner (i.e., either for or against) that the Majority has so voted (or consented to) with regard to such Major Matter.

2.6           Access to Corporate Books and Records. Each Stockholder agrees that all parties to this Agreement shall have complete and unfettered access to the Corporation’s books and records, including but not limited to records related to the Corporation’s cash, investments, and stock and other security holdings, operating, employment, and consulting agreements, and that the Stockholders will be entitled to receive full and complete financial reports, including but not limited to annual income statement, balance sheet and other financial reports, and any audit reports prepared by an independent auditor. Stockholders will also be entitled to examine and copy the stock ownership tables and related information of the Corporation.

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3.            Restriction on Disposition

3.1           No Disposition. No Stockholder shall Dispose of or attempt to Dispose of any share of Stock owned by such Stockholder, except in accordance with a Permitted Transfer pursuant to the terms of this Agreement. Any Disposition or attempted Disposition in violation of this Agreement shall be void and ineffectual and shall not operate to transfer any interest or title in such Stock to the transferee.

3.2           Transferees. Notwithstanding anything to the contrary provided herein or elsewhere, except as provided herein and in Section 4, no Stockholder may transfer any shares of its Stock unless and until the following conditions are satisfied: (a) the Stockholder and the Permitted Transferee shall execute and deliver to the Corporation such documents and instruments of conveyance as may be necessary or appropriate in the reasonable opinion of counsel to the Corporation to effect such transfer and to confirm the agreement of such transferee to be bound by the provisions of this Agreement, and (b) each Permitted Transferee shall be bound by the terms of this Agreement in the same manner as the transferor and shall, as a condition to such transfer, execute and deliver to the Corporation a joinder or counterpart to this Agreement in form and substance reasonably acceptable to the Corporation. The Corporation will be reimbursed by the transferor and/or transferee for all costs and expenses, including legal fees that it reasonably incurs in connection with such transfer

4.            Permitted Transfers The following transfers (“Permitted Transfers”) are excepted from the operation of the restrictions against Dispositions provided for in this Agreement:

(a)            transfers, (i) with respect to an individual, (A) to or among (x) such Stockholder’s spouse, parents, siblings or children (natural or adopted) (collectively, the “Family Group”), (y) one or more trusts established solely for the benefit of such Stockholder or such Stockholder’s Family Group, or (z) one or more family partnerships, unincorporated businesses and associations, corporations or limited liability companies where the only partners, shareholders or members, as the case may be, are such Stockholder or such Stockholder’s Family Group and the governance documents of such partnerships, businesses, associations, corporations or limited liability companies contain a prohibition on the transfer of any partnership interests, shares of capital stock or limited liability company interests in such partnership, business, association, corporation or limited liability company, respectively, to any person other than such Stockholder or such Stockholder’s Family Group, and (B) to a charitable or not-for-profit organization that is exempt from federal income tax under Section 501(c)(3) of the Code or to a trust solely for the benefit of a Stockholder or such Stockholder’s Family Group, and (ii) in the case of a Stockholder that is an entity, to or among such Stockholder’s affiliates and its partners, members, beneficiaries and/or equity holders, provided each is owned solely by members of the Family Group.

(b)           transfers approved in writing by (i) the Majority to include the Principal Stockholder, provided if a particular transfer of shares of Stock is Stock held by the Principal Stockholder, the transfer must be approved by 50.1% of the outstanding Stock held by all Additional Stockholders.

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5.            Endorsement On Stock Certificates

Each certificate representing Stock now or hereafter held by a Stockholder shall be stamped with a legend in substantially the following form:

“The transfer and voting of the shares of stock represented by the within certificate is restricted under the terms of a Stockholders Agreement dated April 2, 2023, a copy of which is on file at the office of the Corporation.”

6.            Termination

This Agreement shall terminate upon the earliest occurrence of any of the following events:

(a)           Bankruptcy, receivership, liquidation or dissolution of the Corporation;

(b)           The written agreement of the Corporation and the Stockholders that this Agreement shall terminate;

(c)           January 1, 2028

7.            Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Stockholder to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after delivery to a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All such notices and communications shall be sent to the respective parties at their address as set forth on the books and records of the Corporation, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7. If notice or other such communication is given to the Corporation, it shall be sent to, BioXcel Holdings, Inc., 2614 Boston Post Road, Suite #33B, Guilford, CT 06437, Attention: Dr. Krishnan Nandabalan, Email: knandabalan@Bioxcel.com.

8.            Amendment; Waiver

No term of this Agreement may be amended or waived except with the prior written consent of the Corporation and all Stockholders. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Corporation, any Stockholder, and each of their respective permitted successors and assigns.

9.            Invalid Provision

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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10.         Governing Law

This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By their execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail , return receipt requested, with the same full force and effect as if personally served upon them in New York, New York and expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

11.         Benefit and Obligation

The rights, powers, privileges and obligations set forth in this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their permitted assigns and, as to all individual Stockholder upon their respective heirs, executors, administrators, successors, and assigns. This Agreement, and the rights and obligations of the Stockholders hereunder, are not assignable in the absence of the written consent of the non-assigning Stockholders.

12.         Entire Agreement; Modification

This Agreement contains the entire agreement of the parties, and shall specifically revoke and supersede any and all other agreements, whether oral, written or otherwise, between any of the parties hereto relating to the subject matter covered herein. If any Permitted Transferee or other approved transferee as provided for in this Agreement becomes a stockholder of the Corporation, the Corporation shall add the name of the new stockholder to Schedule A of this Agreement, and such addition shall become part of this Agreement.

13.         Confidentiality

The Stockholders acknowledge and agree that the existence and the terms of this Agreement and any and all oral or written information or discussions related to this Agreement and the subject matter hereof, including in connection with the preparation and performance of this Agreement, constitute confidential information. The Stockholders shall maintain strict confidentiality of all such confidential information and shall not directly and/or indirectly disclose any confidential information to any third parties, except (a) as required by applicable law; or (b) by a Stockholder to its legal counsel and representatives, provided such legal counsel and representatives agree to be bound by the confidentiality obligations hereunder.

14.         Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all such counterparts together shall constitute one and the same instrument, effective according to its terms, as long as each party hereto has executed at least one counterpart. Counterparts signed and delivered by electronic mail and in pdf format shall be binding to the same extent as an original signed counterpart to this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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[SIGNATURE PAGE TO BIOXCEL HOLDINGS, INC. STOCKHOLDER AGREEMENT]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized officer and the Stockholders have hereunto set their hands as of the day and year first above written.

BIOXCEL HOLDINGS, INC.

By:
Name: Krishnan Nandabalan
Title: President and Chief Executive Officer

Krishnan Nandabalan
Trustee
The Krishnan Nandabalan Revocable Trust

Michael Aiello
Independent Trustee
The Sunanda Family Trust

Michael Aiello
Independent Trustee
The Nandabalan Family Trust

Krishnan Nandabalan
Trustee
Krishnan Nandabalan Grantor Retained Annuity Trust of 2021

Krishnan Nandabalan
Trustee
Krishnan Nandabalan Grantor Retained Annuity Trust of 2022

Suganthi Balasubramanian
Trustee
Suganthi Balasubramanian Revocable Trust of 2018

Anesha Agarwal
Trustee
Vipin Agarwal Irrevocable Gifting Trust dated October 6, 2021

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Akrati Agarwal
Trustee
Vipin Agarwal Irrevocable Gifting Trust dated October 6, 2021

Bina Patel
Trustee
Jatin Patel Irrevocable Gifting Trust dated October 6, 2021

Krunal Patel
Trustee
Jatin Patel Irrevocable Gifting Trust dated October 6, 2021

Alka Sood
Trustee
Vyoman Sood S Corp Trust

Marshal D. Gibson
Trustee
Vyoman Sood S Corp Trust

Alka Sood
Trustee
Shreya Sood S Corp Trust

Marshal D. Gibson
Trustee
Shreya Sood S Corp Trust

Indu R. Gupta

Diwakar Jain

Suganthi Balasubramanian

Vipin Agarwal

Rashmi Agarwal

Akrati Agarwal

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Anita Jain

Jatin Patel

Anesha Agarwal

Indu R. Gupta
Trustee
Tarun K. Gupta Irrevocable Gifting Trust dated October 12, 2021
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